Exhibit 99.1

Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

TYLER TECHNOLOGIES REPORTS EARNINGS FOR FIRST QUARTER 2005

Announces Divisional and Corporate Restructuring and New Chief Financial Officer

Dallas, April 27, 2005 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended March 31, 2005:

•	Total revenues for the quarter ended March 31, 2005 were $40.7 million, down 2 percent compared to $41.5 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 6 percent for the quarter, while appraisal services revenues declined 35 percent.

•	Operating income for the quarter ended March 31, 2005 was $654,000, compared with operating income of $3.4 million in the same quarter of 2004.

•	Net income for the three months ended March 31, 2005 was $470,000, or $0.01 per diluted share. Net income for the three months ended March 31, 2004 amounted to $2.1 million, or $0.05 per diluted share.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $3.4 million in the first quarter of 2005. EBITDA for the first quarter of 2004 totaled $6.3 million.

•	Gross margin for the quarter ended March 31, 2005 was 32.3 percent, compared to 35.8 percent in the quarter ended March 31, 2004. Cost of software license revenues increased due to amortization expense related to new software products released during 2004. Cost of software services and maintenance revenues increased at a greater rate than revenues because of higher costs associated with appraisal and tax software projects.

•	Selling, general and administrative expenses were 29.4 percent of revenues in the first quarter, compared to 25.4 percent in the same quarter last year. The increase is attributable to higher health care costs and increased sales and marketing expenses.

•	Free cash flow for the first quarter of 2005 was $6.4 million (cash provided by operating activities of $7.5 million minus capital expenditures of $1.1 million.) For the first quarter of 2004, free cash flow was $3.8 million (cash provided by operating activities of $5.6 million minus capital expenditures of $1.8 million.) Tyler has no debt and ended the first quarter of 2005 with $32.7 million in cash, short-term investments, and certificates of deposit.

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Tyler Technologies Reports Earnings for First Quarter 2005
April 27, 2005

“Our first quarter results were clearly disappointing,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “In particular, our appraisal services division continues to fall short of its previous years’ performance. Appraisal services revenues declined 35 percent from last year’s first quarter as the result of the wind-down of some large projects. Based on the new business pipeline for appraisal services, which is in part driven by revaluation cycles in various states, we expect that appraisal services revenues will remain at historically low levels for several quarters.

“Our appraisal and tax software business also had sub-par results for the first quarter of 2005,” continued Mr. Marr. “In last year’s first quarter, we had license and software services revenue from several appraisal and tax software contracts which were not present in this year’s first quarter. While we have signed a number of contracts for our new Orion software, certain of the initial installations of that product have taken longer than we anticipated and, therefore, we have been unable to recognize revenue on those contracts.

“Because of this recent unsatisfactory financial performance, we are making significant organizational changes to those areas of our business that are not performing to our expectations. Our goal is to bring costs in line with expected levels of revenue while improving the efficiency of our organizational structure to ensure that clients continue to receive superior service.

“Recognizing that the size of the appraisal services business is likely to be smaller than we expected in coming quarters, we are reorganizing that division to eliminate levels of management and reduce overhead expense. We have also taken action to reduce headcount and costs in our appraisal and tax software division. These cost reductions include the elimination of approximately 125 employee positions, some of which are being eliminated in connection with the scheduled completion of appraisal projects. Additionally, we have made changes in both management personnel and organizational structures at those business units.

“Finally, we have reorganized our corporate office to consolidate certain senior management positions with the goal of maintaining an efficient organization that is actively engaged in developments at the divisional level,” added Mr. Marr. “As part of that reorganization, Brian K. Miller has been appointed Senior Vice President and Chief Financial Officer.” Mr. Miller, 46, joined Tyler as Chief Accounting Officer and Treasurer in 1997 and has served as Vice President — Finance and Treasurer since 1999.

In connection with the reorganization, Tyler will incur certain one-time charges in the second quarter of 2005. Those charges, which are primarily comprised of employee severance costs, are expected to total between $1.4 million and $1.6 million, before income taxes. The personnel reductions described above should result in cost savings of approximately $7.0 million on an annualized basis.

“Free cash flow was a bright spot this quarter, with an increase of 66 percent over last year’s first quarter,” noted Mr. Marr. “We continue to carefully manage capital spending, particularly with respect to reducing the amount of capitalized software development, and our balance sheet remains extremely solid. We utilized our strong cash flow in the first quarter of 2005 to repurchase 1,168,900 shares of our common stock at an average cost of $6.93 per share.”

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Tyler Technologies Reports Earnings for First Quarter 2005
April 27, 2005

In light of the first quarter results and the expected restructuring charges, Tyler has revised its outlook for the full year 2005. Total revenues are currently expected to be in the range of $172 million to $174 million. Software-related revenues are expected to grow approximately 8 percent to 10 percent, while appraisal services revenues are expected to decline between 30 percent and 35 percent compared to 2004. Tyler’s effective income tax rate for 2005 is currently expected to be approximately 41 percent. In addition, the company expects that total capital expenditures in 2005 will be in the range of $4.5 million to $5.0 million.

“We currently expect that second quarter earnings, after restructuring charges, will be equal to or marginally better than the first quarter, resulting in total earnings per share of $0.02 to $0.04 for the first half of 2005,” said Mr. Marr. “For the second half of 2005, we expect earnings per share in a range of $0.12 to $0.16, which annualized is at a run rate consistent with our original earnings expectations going into the year.”

Mr. Marr concluded, “Despite the recent performance in certain areas of our business, we continue to believe that our market is very attractive and that Tyler is well-positioned with comprehensive and competitive offerings to address the focused needs of local governments. Further, while we are undertaking a significant internal reorganization, we believe that we will emerge as a stronger company and one that will be better positioned to build on our exceptional reputation in the market and take advantage of opportunities in a more efficient and profitable manner.”

Tyler Technologies will hold a conference call on Thursday, April 28 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and (706) 679-3884 for international dialers. Please refer to confirmation code 5496081. A replay of the call will be available two hours after the completion of the call through May 5, 2005. To access the replay, please dial (800) 642-1687 for U.S. dialers and (706) 645-9291 for international dialers. A live Webcast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will also be available on Tyler’s Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylerworks.com.

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Tyler Technologies Reports Earnings for First Quarter 2005
April 27, 2005

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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(Comparative results follow)

08-05

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,
	2005	December 31,
	(unaudited)	2004
ASSETS
Current assets:
Cash and cash equivalents	$13,787	$12,573
Short-term investments available-for-sale	11,450	13,832
Accounts receivable, net	37,441	45,801
Other current assets	4,768	5,042
Deferred income taxes	1,611	1,611

Total current assets	69,057	78,859
Property and equipment, net	6,486	6,624
Other assets:
Certificate of deposit	7,500	7,500
Goodwill and other intangibles, net	95,669	97,318
Other	208	186

Total assets	$178,920	$190,487

LIABILITIES AND SHAREHOLDERS’ EQUITY Current liabilities	$54,627	$59,114
Deferred income taxes	12,973	12,973
Shareholders’ equity	111,320	118,400

Total liabilities and shareholders’ equity	$178,920	$190,487

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Software licenses	$6,337	$6,852
Software services	12,252	11,602
Maintenance	15,421	13,581
Appraisal services	5,149	7,954
Hardware and other	1,500	1,473

Total revenues	40,659	41,462
Cost of revenues:
Software licenses	2,249	2,017
Software services and maintenance	19,913	17,324
Appraisal services	4,312	6,332
Hardware and other	1,072	964

Total cost of revenues	27,546	26,637
Gross profit	13,113	14,825
Selling, general and administrative expenses	11,944	10,527
Amortization of acquisition intangibles	515	922

Operating income	654	3,376
Other income, net	146	102

Income before income taxes	800	3,478
Income tax provision	330	1,387

Net income	$470	$2,091

Earnings per common share:
Basic	$0.01	$0.05

Diluted	$0.01	$0.05

EBITDA (1)	$3,412	$6,289

Weighted average common shares outstanding:
Basic	40,229	41,468
Diluted	42,735	45,062

(1)	EBITDA consists of net income before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented:

	Three Months Ended March 31,
	2005	2004
Net income	$470	$2,091
Amortization of acquisition intangibles	515	922
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,257	1,979
Interest (income) expense included in other income, net	(160)	(90)
Income tax provision	330	1,387

EBITDA	$3,412	$6,289